Exhibit 10.50

KELLOGG COMPANY

EXECUTIVE COMPENSATION DEFERRAL PLAN

(As Amended and Restated as of October 25, 2013)

I.	NAME AND PURPOSE

The name of this Plan is the Kellogg Company Executive Compensation Deferral Plan. Its purpose is to provide for deferral of the payment of certain compensation earned by Covered Employees of the Company. The Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the Internal Revenue Code (“Code”), and shall be construed and interpreted consistent with Section 409A of the Code.

II.	EFFECTIVE DATE

The Plan was originally effective as of January 1, 1997, and was previously amended and restated as of January 1, 2009. This amendment and restatement is effective as of October 25, 2013.

With respect to the method of distribution described in Section VI.(B), this amendment and restatement is effective for amounts deferred by a Participant before October 25, 2013 only to the extent the Participant consents to payment of those amounts in shares of Company Common Stock.

III.	COVERED EMPLOYEES

To the extent that the base salary of any Covered Employee for any taxable year of that employee is expected to exceed $950,000, such excess amount shall be deferred under the terms of this Plan until the employee’s termination of employment with the Company. For the purposes of this Plan, the term “Covered Employee” shall have the meaning given under Section 162(m) of the Code and applicable guidance issued thereunder. A Covered Employee whose compensation is deferred under the Plan is a “Participant.”

IV.	DEFERRAL

The amount of a Participant’s base salary for any taxable year that is to be deferred under the Plan shall be deducted from the Participant’s base salary in twelve equal monthly installments during the course of the taxable year, provided that the Company may adjust the amount of such deductions in the event of a change in the amount of the Participant’s base salary during the taxable year.

V.	DEFERRED COMPENSATION ACCOUNTS

(A)

A record keeping account shall be established and maintained for each Participant in the Plan. Compensation deferred under the Plan shall be converted into Units based on the Fair Market Value of the Company’s Common Stock (as defined in subsection (B) below), and such Units (including any fractional Units) shall be credited to the Participant’s account. The conversion and crediting of compensation deferrals shall occur as of the date that such compensation would otherwise have been payable to the Participant.

(B)	The Fair Market Value of each Unit shall be the closing price per share of Company Common Stock on the New York Stock Exchange Consolidated Reporting Tape. If there is no sale of shares of Company Common Stock on such date, then the price per share shall be the closing price on the Consolidated Reporting Tape on the next preceding day on which a sale occurred.

(C)	Dividend equivalents earned on the basis of whole Units previously credited to the Participant’s account shall be credited to the Participant’s account as Units, including fractional Units, on the date any such dividend has been declared to be payable on shares of Common Stock of the Company by the Board of Directors of the Company.

(D)	Units credited to a Participant’s account, including fractional Units, shall earn dividend equivalents from the date of crediting until the date of distribution to the Participant. Dividend equivalents shall be computed by multiplying the dividend paid per share of Common Stock of the Company during the period a Unit is credited to a Participant’s account by the number of whole Units so credited, but Units, including fractional Units, shall earn such dividend equivalents only as, if and when dividends are declared and paid on Company Common Stock.

VI.	METHOD OF DISTRIBUTION OF DEFERRED COMPENSATION

(A)	No distribution of deferred compensation may be made except as provided in this Section VI.

(B)	The Fair Market Value of Units, including fractional Units, credited to a Participant’s account for each year shall be payable in shares of Company Common Stock, including fractional shares of Company Common Stock, and either in a lump sum or in up to ten annual installments. The Participant’s payment election must be made prior to first day of the taxable year that any amounts are deferred for the Participant under the Plan, pursuant to procedures established by the Company. If the Participant does not make a distribution election prior to the first day of the taxable year that base salary is deferred under the Plan for the Participant, the Participant shall be deemed to have elected a lump sum payment.

(C)	Payment of the lump sum or the first annual installment shall be made or shall commence, as the case may be, as soon as practicable, but not later than 15 days following the date on which the Participant’s employment with the Company terminates. The Fair Market Value of the Units, including fractional Units, credited to a Participant’s account for purposes of determining the amount of the lump sum payment or first annual installment shall be determined on and as of the last day of a Participant’s employment with the Company in accordance with the provisions of the second and third sentences of Section V.(B).

(D)	In the case of benefits being paid in installments, dividend equivalents shall be earned and credited to the Participant’s account on and with respect to the total amount of Units credited to the Participant’s account on the date earned until the account is distributed in full. Such dividend equivalents shall be computed as provided in Section V.(D) above.

(E)	If annual installments are elected for any year, the amount of the first payment shall be a fraction of the Fair Market Value of the Units credited to the Participant’s deferred compensation account for that year as of the last day of the Participant’s employment with the Company, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the Fair Market Value of the remaining Units credited to the Participant’s account as of December 31 of the year preceding each subsequent payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(F)	Each distribution of deferred compensation, subsequent to the first distribution, in annual installments, shall be made on January 10 (or, if that date is a Saturday, Sunday or holiday, the next business day) of the year, or years, as the case may be, of distribution.

(G)	At the written request of a Participant, the Plan’s Administrative Committee, in its sole discretion, may accelerate payment of any installments at any time after the Participant’s termination of employment with the Company, upon a showing of “unforeseeable emergency” within the meaning of Section 409A of the Code by such Participant Such distribution may not exceed the amount necessary to satisfy the unforeseeable emergency (which may include amounts necessary to pay any Federal state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

(H)	The Participant’s account will be credited with dividend equivalents in accordance with the Plan up to the date of hardship distribution on account of an unforeseeable emergency, or the last date of the Participant’s service as a Director, whichever first occurs.

(I)	For the limited period that begins October 25, 2013 and ends January 31, 2014, a Participant may elect to change the timing and form of payment in accordance with the restrictions of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(1).

(J)	Notwithstanding any provision of the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code at the time distribution is to be made or commence (other than a distribution due to the Participant’s death or unforeseeable emergency), such distribution may not be made prior to the date that is at least six months after the Participant’s termination of employment. Such payment shall include all amounts that would have been distributed during such six-month period but for this provision, and shall be credited with dividends in accordance with subsection (D) above for periods prior to the payment date.

VII.	DISTRIBUTION UPON DEATH

If a Participant dies while an employee of the Company or thereafter, before receiving all amounts credited to his or her account, the unpaid amount credited to the Participant’s account shall be paid in one lump sum on the last business day of the month following the month of death to the beneficiary or beneficiaries designated by the Participant by written notice to the Company or, in the absence of such designation, to the Participant’s estate.

VIII.	PARTICIPANT’S RIGHTS IN ACCOUNT-UNFUNDED STATUS OF THE PLAN

A Participant shall not have any interest in any amount credited to his or her account until it is distributed in accordance with the Plan. Any and all payments made to a Participant pursuant to the Plan shall be made only from the general assets of the Company. All amounts deferred under the Plan shall remain the sole property of the Company, subject to the claims of its general creditors and available for its use for whatever purposes are desired. With respect to amounts deferred, a Participant is merely a general creditor of the Company; and the obligation of the Company under the Plan is purely contractual and shall not be funded or secured in any way.

IX.	NON-ALIENABILITY AND NON-TRANSFERABILITY

The rights of a Participant to the payment of deferred compensation as provided in the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. No Participant may borrow against amounts credited to the Participant’s account and such amounts shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, change, garnishment, execution or levy of any kind, whether voluntary or involuntary, prior to distribution in accordance with Section VI.

X.	STATEMENT OF ACCOUNT

Statements will be sent to each Participant during February of each year as to the balance credited to the Participant’s account as of the end of the previous calendar year.

XI.	ADMINISTRATION

The Plan Administrator of this Plan shall be the Administrative Committee. The Administrative Committee shall consist of not fewer than three persons who are not and cannot be Participants in the Plan and who are Directors of the Company. The Administrative Committee shall be appointed by the Compensation Committee of the Board. The Administrative Committee shall have the discretionary authority to interpret, construe and implement the provisions of the Plan and to adopt rules and regulations for administering the Plan.

This Plan shall be administered and interpreted in accordance with Section 409A of the Code and the regulations and other applicable guidance promulgated thereunder. Payments made upon the termination of a Participant’s service as a Director shall be made only if the Participant incurs a “separation from service,” as defined in Section 409A of the Code.

XII.	AMENDMENT AND TERMINATION

The Plan may, at any time, be amended, modified or terminated by the Board of Directors or the Compensation Committee of the Board. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant’s rights with respect to amounts accrued in his or her account at the time of such amendment, modification or termination. Notwithstanding the foregoing, in connection with a termination of the Plan, the Board or Committee may determine to pay all benefits in a lump sum payment during the period beginning 12 months after the termination date and ending 24 months after the termination; provided, further if the Plan is terminated in connection with a change in control (within the meaning of Section 409A of the Code), all benefits shall be paid during the period beginning 30 days prior to such change in control and ending 12 months after the change in control.

XIII.	NOTICES

All notices to the Company under the Plan shall be delivered to the attention of the Secretary of the Company.

XIV	SHARES; ADJUSTMENTS

The Plan shall be considered part of the Company’s long term incentive plan for purposes of share utilization. If any change is made in the shares of common stock of the Company, whether through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, change in corporate structure or otherwise, the Administrative Committee, in its sole discretion, may make appropriate adjustments in the number and value of outstanding Units, or fractional Units, and the shares subject to this Plan. The decision of the Administrative Committee as to whether to make any such adjustments, and their amount and timing, if made, shall be conclusive.

XI.	GOVERNING LAW

To the extent not preempted by federal law, the Plan shall be construed and enforced according to the laws of the State of Delaware, without regard to its laws with respect to choice of law.

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IN WITHNESS OF WHICH, the undersigned officer has executed this Amendment and Restatement on behalf of the Company on this 25th day of October, 2013.

KELLOGG COMPANY

/s/ Gary H. Pilnick
Gary H. Pilnick
Senior Vice President
General Counsel and Secretary